UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2022

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-08462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	GHM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On March 23, 2022, the board of directors (the “Board”) of Graham Corporation (the “Company”) appointed Cari L. Jaroslawsky and Troy A. Stoner to the Board, effective immediately. Ms. Jaroslawsky and Mr. Stoner will serve on the Board for terms expiring at the Company’s 2022 and 2023 annual meetings of shareholders, respectively. Ms. Jaroslawsky has been appointed to the Audit Committee and Nominating and Corporate Governance Committee of the Board. Mr. Stoner has been appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board.

Ms. Jaroslawsky has served as the Senior Vice President and General Manager of Eaton Mission Systems, a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation, primarily for defense markets and a division of Eaton Corporation plc (“Eaton”) since January 2019, having previously served as Senior Vice President of Finance from October 2016 to December 2018 for Cobham International until it was acquired by Eaton. Ms. Jaroslawsky is a certified public accountant.

Mr. Stoner has served as the Chief Executive Officer of Argon ST, a specialist in systems engineering and a subsidiary of The Boeing Company, since April 2020 having served Boeing in a series of advancing roles including Senior Program Manager, Missions & Payloads, Autonomous Systems from December 2019 to March 2020, Senior Manager, Autonomous Systems, Boeing Strategy from November 2017 to November 2019, Senior Maritime Representative, Boeing Global Sales and Marketing, April 2016 to October 2017, and Senior Manager, Boeing Strategy from May 2015 to March 2016. Mr. Stoner retired from the U.S. Navy after 30 years of service.

Ms. Jaroslawsky and Mr. Stoner were not selected to serve on the Board under any arrangement or understanding between them and any other person. The Company is not aware of any transactions with Ms. Jaroslawsky and Mr. Stoner that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Jaroslawsky and Mr. Stoner will participate in the Company’s non-employee director compensation arrangements generally applicable to all of the Company’s non-employee directors, which is described under the caption “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with Securities and Exchange Commission on June 16, 2021. Under the terms of those arrangements, each of Ms. Jaroslawsky and Mr. Stoner received as compensation for their service from the date of their appointment to the Board to the date of the 2022 annual meeting of shareholders, a cash retainer of $18,000 and a restricted stock award with a grant date fair value of approximately $9,600 that vests one year from the date of grant.

Director Retirements

On March 24, 2022, the Company announced the retirements of James J. Malvaso, Chair of the Board, and Gerard T. Mazurkiewicz, independent director and Chair of the Audit Committee, effective immediately. Mr. Malvaso’s and Mr. Mazurkiewicz’s respective decision to retire is not due to any disagreement with the Company or the Board.

Appointment of Chair

As of March 23, 2022, Jonathan W. Painter was appointed Chair of the Board.

Named Executive Officer Base Salary Adjustment

On March 23, 2022, the Compensation Committee (the “Compensation Committee”) of the Board approved an increase to the base salary of Alan E. Smith, the Company’s Vice President and General Manager - Batavia, resulting in a base salary of $300,000.

Item 7.01	Regulation FD Disclosure

A copy of the press release dated March 24, 2022 announcing the appointment of Ms. Jaroslawsky and Mr. Stoner as directors is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under such section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated March 24, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: March 24, 2022	By:	/s/ Daniel J. Thoren
Daniel J. Thoren
President and Chief Executive Officer